UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 7, 2011

Apollo Group, Inc.

(Exact name of registrant as specified in its charter)

Arizona	0-25232	86-0419443
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4025 S. Riverpoint Parkway, Phoenix, Arizona	85040
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 966-5394

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Departure of Director.

On December 7, 2011, Dino J. DeConcini, a member of the Board of Directors of Apollo Group, Inc. (the “Company”) since 1992, informed the Board of Directors that he has decided not to stand for reelection as a director when his term expires at the next annual meeting of our Class B shareholders. Mr. DeConcini stated that there were no disagreements with the Company’s operations, policies or practices that led to his decision.

We are grateful to Mr. DeConcini for his diligent service and valuable contributions to the Company during his tenure as a director.

(e)	Amendment of 2000 Stock Incentive Plan.

On December 8, 2011, the Board of Directors of the Company approved an amendment to the Company’s Amended and Restated 2000 Stock Incentive Plan (the “Plan”) that increased the number of shares of the Company’s Class A common stock reserved for issuance under the Plan by an additional 3,500,000 shares. On the same day, the holders of the Company’s Class B common stock, the Company’s only outstanding voting stock, approved such amendment. As a result of such amendment, the total number of shares of Class A common stock reserved for issuance over the term of the Plan has been increased from 25,054,709 shares to 28,554,709 shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Group, Inc.

December 13, 2011	By:	/s/ Brian L. Swartz
	Name:	Brian L. Swartz
	Title:	Senior Vice President and Chief Financial Officer